Exhibit  (a)(5)(C)

– Highly Confidential –September 8, 2024Special Committee Discussion MaterialsProject Pacific

1 – Highly Confidential – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of Board of Directors (the “Special Committee”) of Pacific (“Pacific” or the “Company”) in connection with its evaluation of a proposed strategic alternatives for Pacific and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Pacific and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Pacific. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pacific or any other entity, or concerning the solvency or fair value of Pacific or any other entity. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Pacific. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Pacific (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Pacific or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Highly Confidential –

Phoenix Revised Proposal: Implied Premiums and Multiples

Offer Price		As Presented on May 12, 2024 Unaffected Share Price $38.19[1]	9/6/24 Proposal $46.50
% Premium / (Discount)[1] to:			
Unaffected Price	$38.19	–	+22%
30-Day VWAP	35.78	+7%	+30%
90-Day VWAP	34.09	+12%	+36%
52-Week High (5/10/24)	38.19	–	+22%
52-Week Low (11/1/23)	27.41	+39%	+70%
FDSO		150.5	149.8
Implied Equity Value		**$5,749**	**$6,968**
Plus: Debt		559	547
Less: Cash		(294)	(687)[2]
Implied Enterprise Value		**$6,014**	**$6,828**
Current EV / uFCF Multiples:			
Based on LRP			
2024E		18.2x	20.3x
2025E		15.3x	17.2x
NTM		17.0x	18.1x[3]
Based on Consensus			
2024E		19.5x	*n.m*[4]
2025E		16.5x	*n.m*[4]
NTM		18.3x	*n.m*[4]

Source: LRP, Pacific Management, Company filings and FactSet.
Note: Dollars in millions except per share amounts. FYE as of December 31. Share count as of September 5, 2024 and balance sheet data as of August 31, 2024, as provided by Pacific management.
(1) Reflects prices through May 10, 2024, the last trading day before transaction was announced.
(2) Cash balance adjusted to include $300mm estimated after-tax proceeds of Tock sale, as provided by Pacific management.
(3) LRP NTM uFCF calculated based on time-weighted average of FY24E uFCF of $336 and FY25E uFCF of $398, which are adjusted to exclude contribution of Tock, as of September 6, 2024.
(4) Earnings contribution from Tock is not publicly disclosed.

CENTERVIEW PARTNERS 2

 3 – Highly Confidential – Management Long-Range Plan (“LRP”) Summary Historicals Projections CAGRs 2022A 2023A 2024E 2025E 2026E 2027E 2028E 2029E '23A-'27E '27E-'29E WholeCo Revenue $867 $1,012 $1,216 $1,374 $1,539 $1,740 $1,932 $2,125 +15% +11% (-) Tock Revenue (44) (52) (59) (66) (78) (88) (110) (126) +14% +20% Adj. Revenue (excl. Tock) $823 $960 $1,157 $1,308 $1,461 $1,652 $1,822 $1,999 +15% +10% % Growth 17% 20% 13% 12% 13% 10% 10% WholeCo Adj. EBITDA $147 $235 $291 $371 $446 $537 $627 $709 +23% +15% (-) Tock Adj. EBITDA 16 15 10 12 10 9 – (6) Adj. EBITDA (excl. Tock) $163 $250 $301 $383 $456 $546 $627 $703 +22% +13% % Margin 20% 26% 26% 29% 31% 33% 34% 35% WholeCo Unlevered FCF $331 $392 $448 $527 $616 $696 +15% (-) Tock Unlevered FCF 5 6 4 3 (4) (9) Unlevered FCF (excl. Tock) $336 $398 $452 $530 $612 $687 +14% % Margin 29% 30% 31% 32% 34% 34% WholeCo SBC $133 $166 $180 $190 $193 $212 (-) Tock SBC (10) (13) (14) (14) (17) (19) SBC (excl. Tock) $123 $153 $166 $176 $176 $193 % of Revenue 11% 12% 11% 11% 10% 10% Source: LRP, Pacific Management and Company filings. Note: Dollars in millions. Adjusted EBITDA unburdened by stock-based compensation expense. Pro forma for Tock divestiture

 4 – Highly Confidential – Pacific Valuation Analysis Methodology Relevant Metrics Implied Share Price Range 12.5% - 14.5% WACC; 15.0x - 18.0x Terminal NTM uFCF Multiple 17.0x - 21.0x NTM uFCF of $378 Low: 11/1/23 High: 5/10/24 Low: RBC, JPM (5/7/24) High: Mizuho (5/10/24) Analyst Price Targets 52-Week Trading Range Discounted Cash Flow Selected Public Trading Comparables $45.80 $43.80 $27.41 $38.00 $57.35 $53.90 $38.19 $50.00 (1) Source: LRP, Pacific Management, Wall Street research, Company filings and FactSet as of September 6, 2024. Note: Share count as of September 5, 2024 and balance sheet data as of August 31, 2024, pro forma for $300mm of estimated after-tax proceeds from Tock sale, as provided by Pacific management. (1) Implied share price ranges rounded to the nearest $0.05, except 52-week trading range. (2) LRP NTM uFCF calculated based on time-weighted average of FY24E uFCF of $336 and FY25E uFCF of $398, which are adjusted to exclude contribution of Tock, as of September 6, 2024. (3) Reflects data through May 10, 2024, the last trading day before transaction was announced. For Reference Only (2) 9/6 Proposal: $46.50 (3) (3) Current Share Price: $45.30 PT Range Post Deal- Ann. ($44-$47)

 5 – Highly Confidential – Fiscal Year Ending December 31, Terminal Year 2024E 2025E 2026E 2027E 2028E 2029E Revenue $1,157 $1,308 $1,461 $1,652 $1,822 $1,999 % Growth 20% 13% 12% 13% 10% 10% Adj. EBITDA $301 $383 $456 $546 $627 $703 % Growth 20% 27% 19% 20% 15% 12% % Margin 26% 29% 31% 33% 34% 35% (-) CapEx ($6) ($5) ($9) ($8) ($6) ($6) (+) Incr. in Deferred Revenue 71 44 58 65 72 80 (+) Decr. in NWC (excl. deferred revenue) 45 49 40 48 56 63 (-) Taxes & Other (75) (73) (93) (121) (137) (153) Unlevered FCF $336 $398 $452 $530 $612 $687 % Growth 18% 14% 17% 15% 12% % Margin 29% 30% 31% 32% 34% 34% (Less): SBC (123) (153) (166) (176) (176) Unlevered FCF (post-SBC) $213 $245 $286 $354 $436 % Growth 15% 17% 24% 23% % Margin 18% 19% 20% 21% 24% Discounted Cash Flow Analysis Equity Value Per Share EV / NTM uFCF 15.0x 16.0x 17.0x 18.0x 12.5% $49.09 $51.84 $54.59 $57.34 13.5% 47.39 50.04 52.69 55.34 14.5% 45.78 48.33 50.87 53.42 WACC Enterprise Value ($mm) EV / NTM uFCF 15.0x 16.0x 17.0x 18.0x 12.5% $7,215 $7,627 $8,039 $8,452 13.5% 6,962 7,358 7,755 8,152 14.5% 6,719 7,101 7,483 7,865 WACC Source: LRP and Pacific Management. Note: Dollars in millions except per share amounts. Adjusted EBITDA unburdened by stock-based compensation expense. Assumes mid-period discounting convention. Valuation as of August 31, 2024 through December 31, 2028. Share count as of September 5, 2024 and balance sheet data as of August 31, 2024, pro forma for $300mm of estimated after-tax proceeds from Tock sale, as provided by Pacific management. (1) Discounted cash flow analysis only includes $47mm uFCF (post-SBC) for 2024 reflecting September-December uFCF (post-SBC) excluding Tock uFCF (post-SBC) loss for Q4 2024 (assuming close of Tock transaction on September 30, 2024 per management). (1)

 6 – Highly Confidential – DCF Analysis: Implied Perpetuity Growth Rate (PGR) Implied PGR EV / NTM uFCF 15.0x 16.0x 17.0x 18.0x 12.5% 7.1% 7.4% 7.7% 7.9% 13.5% 8.0% 8.3% 8.6% 8.9% 14.5% 8.9% 9.3% 9.5% 9.8% WACC Source: LRP and Pacific Management. Note: Dollars in millions except per share amounts. Adjusted EBITDA unburdened by stock-based compensation expense. Assumes mid-period discounting convention. Valuation as of August 31, 2024 through December 31, 2028. Share count as of September 5, 2024 and balance sheet data as of August 31, 2024, pro forma for $300mm of estimated after-tax proceeds from Tock sale per management.

– Highly Confidential –

WACC Analysis

Selected Peer Companies

Company	Equity Value	Total Debt	Debt / Equity[1]	Levered Beta[2]	Unlevered Beta[3]
Intuit	$179,426	$6,085	3.4%	1.285	1.251
GoDaddy	22,182	3,866	17.4%	1.307	1.149
VeriSign	17,875	1,800	10.1%	0.908	0.841
Wix	9,288	575	6.2%	1.492	1.422
Bill.com	6,200	923	14.9%	1.460	1.306
BigCommerce	494	345	69.9%	1.811	1.167
Mean			**20.3%**		**1.189**
Median			**12.5%**		**1.209**
Pacific	$6,788	$547	8.1%	0.877[9]	0.825

WACC Analysis

Debt / Equity	Debt / Total Cap.	Unlevered Beta 1.100	Unlevered Beta 1.250	Unlevered Beta 1.400
5.0%	4.8%	12.5%	13.6%	14.7%
10.0%	9.1%	12.4%	13.5%	14.6%
15.0%	13.0%	12.4%	13.4%	14.5%

WACC Calculation

Cost of Equity Calculation	*Peer Median*
Unlevered Beta	1.209
Assumed Debt / Equity	12.5%
Estimated Levered Beta[4]	1.328
Risk-Free Rate[5]	4.1%
Market Risk Premium[6]	7.2%
Market Cap Size Premium[7]	0.6%
Cost of Equity	**14.3%**
Cost of Debt Calculation	
Pre-Tax Cost of Debt[8]	5.6%
Tax Rate	21.0%
After-Tax Cost of Debt	**4.4%**
Cost of Capital Calculation	
Assumed Equity / Capitalization	88.9%
Assumed Debt / Capitalization	11.1%
WACC	**13.2%**

Source: Pacific Management, Company filings, U.S. Department of the Treasury, Duff & Phelps, Bloomberg and FactSet as of September 6, 2024.

Note: Dollars in millions. Pacific share count as of September 5, 2024 and debt balance as of August 31, 2024, as provided by Pacific management.

(1) Total debt divided by total market value of equity.
(2) Two-year, weekly adjusted historical beta per Bloomberg.
(3) Unlevered Beta = Levered Beta / (1 + [(1 – tax rate) * Debt / Equity]).
(4) Levered Beta = Unlevered Beta * (1 + [(1 – tax rate) * Debt / Equity]).
(5) 20-year Treasury Par Yield, per the U.S. Treasury Dept.
(6) Average historical spread between the return on stocks and long-term bonds per Duff & Phelps.
(7) Reflects the size premium ($4.6-$7.5bn market cap range) per Duff & Phelps.
(8) Reflects average of ICE BofA BB U.S. High Yield Index Effective Yield.
(9) Reflects beta as of May 10, 2024, the last trading day before transaction was announced.

CENTERVIEW PARTNERS

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8 – Highly Confidential – Selected Public Trading Comparables Source: LRP, Pacific Management, Company filings and FactSet as of September 6, 2024. Note: FYE as of December 31. All figures reflect publicly available data. (1) As of May 10, 2024, the last trading day before transaction was announced. Excludes current Pacific consensus as earnings contribution from Tock is not publicly disclosed. (2) Reflects ’24-’25E revenue growth + NTM uFCF margin. Total Enterprise Value / NTM uFCF Multiple ’24E-’25E Rev. Growth NTM uFCF Margin Rule of…(2) 29.5x 21.8x 21.5x 19.2x 18.3x 17.1x 16.3x Intuit Bill.com Big Commerce VeriSign Pacific (Prior to Deal Ann.) Wix GoDaddy 12% 14% 8% 4% 14% 14% 8% 33% 17% 7% 62% 26% 28% 33% 45% 31% 16% 66% 40% 42% 40% (1) (1) (1) (1)

 9 – Highly Confidential – $25 $30 $35 $40 $45 May-23 Jul-23 Sep-23 Nov-23 Jan-24 Mar-24 May-24 Jul-24 Sep-24 Pacific Share Price Source: Company filings and FactSet as of September 6, 2024. Note: Reflects closing prices for the period. Consensus reflects median of estimates. $45.30 $28.08 High: $38.19 (5/10/24) Low: $27.41 (11/1/23) June 15, 2023 Announced acquisition of Google Domains August 8, 2023 Q2’23 earnings; beat consensus on sales (+2%) and uFCF (+6%) November 7, 2023 Q3’23 earnings; beat consensus on sales (+2%) and uFCF (+11%) November 15, 2023 Announced secondary public offering of 6mm shares by GA February 28, 2024 Q4’23 earnings; beat consensus on sales (+3%) and uFCF (+12%) LTM Prior to Deal Announcement September 12, 2023 Announced secondary public offering of 5mm shares by GA May 7, 2024 Q1’24 earnings; beat consensus on sales (+2%) and uFCF (+6%) Post Deal Ann. August 2, 2024 Q2’24 earnings; beat consensus on sales (+1%) and uFCF (+4%) $38.19 +36.0%

 10 – Highly Confidential – Analyst Price Targets Prem. / (Disc.) Broker Price Target Report Date to Current Price Pacific Current Mizuho 5/10/24 +31% Citi 5/8/24 +20% JMP 5/7/24 +18% Piper Sandler 5/7/24 +18% B Riley 5/7/24 +13% UBS 5/8/24 +13% Bank of America 5/7/24 +10% Raymond James 5/7/24 +5% Seaport 5/7/24 +5% Barclays 5/7/24 +5% GS 5/10/24 +5% Baird 5/7/24 +2% RBC 5/7/24 (0%) JPM 5/7/24 (0%) William Blair 5/7/24 n.a. Wolfe 5/7/24 n.a. Oppenheimer 5/7/24 n.a. $38 $50 $46 $45 $45 $43 $43 $42 $40 $40 $40 $40 $39 $38 $38 n.a. n.a. n.a. Buy Hold Source: Wall Street research, Bloomberg and FactSet as of May 10, 2024. Note: Bars reflect price targets through May 10, 2024, the last trading day before transaction was announced. “Outperform” and “Overweight” reflected as Buy; “Neutral”, “Sector Perform”, “Market Perform”, “Equalweight” and “Peer Perform” reflected as Hold. (1) No price target provided. (1) (1) (1) PT Post Deal-Ann. $44 $44 $47 $44 $44 $44 $44

 Appendix

 12 – Highly Confidential – 10x 15x 20x 25x Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 LTM Summary Median Mean Pacific 17.4x 17.4x GoDaddy 14.9x 14.8x Wix 18.6x 18.4x Peer Median 20.4x 20.4x For Reference: EV / NTM Unlevered FCF Over Last Year Source: Pacific Management, Company filings and FactSet as of September 6, 2024. Note: Figures based on consensus estimates. (1) Reflects multiples through May 10, 2024, the last trading day before transaction was announced. (2) Peers include GoDaddy, Wix, Intuit, Bill.com, Verisign and BigCommerce. Excludes multiples greater than 100x or less than 0x. Pacific Deal Announcement 20.3x 17.1x 16.3x Pacific Consensus Peer Median(2) (1)

 13 – Highly Confidential – Capitalization at Proposed Offer Price Source: Pacific Management, Company filings and FactSet as of September 6, 2024. Note: Share count as of September 5, 2024 and balance sheet data as of August 31, 2024, as provided by Pacific management. (1) Reflects dilution utilizing treasury stock method. (2) Cash balance adjusted to include $300mm estimated after-tax proceeds of Tock sale. Shares Under TSM Number of Current Offer Type Price Shares (000s) Price Price $6.15 6.0 5.2 5.2 6.05 12.0 10.4 10.5 5.01 2.2 2.0 2.0 4.04 4.6 4.2 4.2 2.86 4.4 4.1 4.1 2.65 12.5 11.7 11.8 2.37 0.9 0.9 0.9 1.88 39.0 37.4 37.4 Total 2008 Options 81.6 75.8 76.0 RSUs 10,281 10,281 10,281 PSUs 559 559 559 Options + RSUs + PSUs 10,922 10,916 10,917 Amended 2008 Equity Plan (1) Capitalization Offer Price Share Price ($) $46.50 Basic Shares Outstanding (mm) 138.9 Plus: Options + RSUs + PSUs 10.9 Diluted Shares Outstanding (mm) 149.8 Equity Value ($mm) $6,968 (Less): Cash (687) Plus: Debt 547 Memo: Net Debt (140) Enterprise Value $6,828 (2)